EXHIBIT 10.1
JOINT VENTURE AGREEMENT

This Joint Venture Agreement dated as of June 29, 2011 by and between:

(1)	John E. Repine, M.D., with an address of 70 Cherry Hills Farm Drive, Englewood, CO 80113 (“Repine”),

(2)	Oxis International, Inc., a Delaware corporation having a place of business at 468 N. Camden Dr., 2nd Floor, Beverly Hills, CA 90210 (“Oxis”), and

(3)	Ergo ARDS, LLC, a Delaware limited liability company having a place of business at 70 Cherry Hills Farm Drive, Englewood, CO 80113 (the “Company”).

Repine has formed the Company initially to conduct the Business (defined below) on the terms and conditions set forth herein.

In connection with the formation of the Company, at the Closing (defined below) Repine shall assign to the Company the Existing IP (defined below) in consideration for 40% of the outstanding membership interests of the Company, and Oxis shall supply Ergo (defined below) to the Company and bear certain expenses related to the IP (defined below) and to the administration of the Company, in consideration for 60% of the outstanding membership interests of the Company.

The parties desire to reflect their various agreements regarding the Company (the “Agreement”).

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions.  As used in this Agreement, terms defined in the preamble of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below.

Additional Oxis Milestone Shares:  As set forth in Section 3.4.

Affiliates: Any Person directly or indirectly controlling, controlled by or under common control with the relevant party to this Agreement.  “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question.

Agreement: This Agreement.

ARDS: (i) Acute Respiratory Distress Syndrome, (ii) Acute Lung Injury, a milder form of lung injury, (iii) all ARDS Predisposing Conditions, (iv) all ARDS Predisposing Disorders and (v) all ARDS Complicating Disorders.

ARDS Complicating Disorders:  Include, but are not limited to, multiple organ failure, pulmonary fibrosis and pneumothorax.

ARDS Predisposing Conditions: Includes all related predisposing conditions, complicating conditions or other consequences of any medical problem that leads to and/or is associated with ARDS, including insults produced by terrorism or weapons of mass destruction.

ARDS  Predisposing Disorders:  Include, but are not limited to, sepsis, cardiac arrest, surgery, shock, blast injury, irradiation, chemical toxins, infections, pneumonia, pancreatitis, fat emboli, hemorrhage, drug reactions, aspiration, drug overdoses, transplantation, transfusions, hyperoxia, burns, smoke inhalation, neurogenic, chemotherapy, stem cell therapy, other forms of non-cardiogenic pulmonary edema and traumatic injuries and any recognized or presumed predisposing cause of ARDS (including ARDS of unknown etiology).

Assignment:  The Assignment, dated as of the date of the Closing, of the Existing IP from Repine to the Company, in the form annexed hereto as Exhibit A.

Board:  The Board of Directors of the Company.

Business:  Developing, acquiring and marketing Dietary Supplements, Cosmeceutical Products, Nutraceutical Products, Medical Foods and Pharmaceuticals in the Field.

Claim: As set forth in Section 7.4.

Clinical Trial:  A Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.

Closing:  As set forth in Section 2.4.

Closing Shares:  The Initial Oxis Shares, the Stage 2 Rat Study Funding Shares and the Stage 2 Large Animal Study Funding Shares.

Combination Product:  Any product that combines any Pharmaceutical Product with any other product, technique, treatment or technology.

Consulting Agreement:  The Consulting Agreement, dated as of June 28, 2011, between Oxis and Repine, in the form annexed hereto as Exhibit B.

Cosmeceutical Products:  Cosmetic products with a biologically active ingredient purporting to have medical or drug-like benefits.

Default: The occurrence of any event which of itself or with the giving of notice or the passage of time or both would constitute an event of default under the applicable agreement, contract or instrument or would permit the other party thereto to cancel or terminate performance or seek damages for breach.

Diagnostics:  Tests used in the diagnosis of disease and its precursors and related conditions, including for biochemical estimation or the qualitative detection of antigen or antibody.

Dietary Supplements:  A preparation intended to supply nutrients that may be missing from or are not consumed in a sufficient quantity in a person’s diet, as defined under the Dietary Supplement Health and Education Act of 1994.

Dispute:  As set forth in Section 9.9.1.

Dollars, or $: Dollars of the United States of America.

Eilenberg:  Adam Eilenberg.

EK:  Eilenberg & Krause LLP.

Ergo:  L-Ergothioneine (“ERGO”) and all derivatives, salts, enantiomers, crystal structures, metabolites, esters, and polymorphs, formulations and improvements thereof.

Ergo Patent Application:  PCT Application No. PCT/US2009/003704 “Compositions and Materials for Treating Lung Disorders” issued during the term of this Agreement by the US PTO or any like foreign body with respect thereto and any continuations, substitutions, extensions (including supplemental protection certificates), registrations, confirmations, renewals and divisions, as well as any reissues or reexaminations of patent.

Existing IP:  The Ergo Patent Application and all Know-how related to the Ergo Patent Application to be assigned by Repine to the Company at the Closing.

Expiration Date: As set forth in Section 7.1.

Field:  Any and all uses, including but not limited to, the therapeutic, diagnostic, preventative, ameliorative and/or prognostic, of Ergo in Dietary Supplements, Cosmeceutical Products, Nutraceutical Products, Medical Foods and Pharmaceuticals for individuals at-risk for and with ARDS.

Governmental Entity: With respect to the United States or any other country, the United States, or other national government, the government of any of the states constituting the United States (in the case of the United States), any municipality and any other national or provincial or regional government, and all of their respective branches, departments, agencies, instrumentalities, non-appropriated fund activities, subsidiary corporations or other subdivisions.

IP:  the Existing IP and the New Included IP.

Indemnitee: As set forth in Section 7.4.

Indemnitor: As set forth in Section 7.4.

Initial Oxis Shares:  As set forth in Section 3.1(a).

Know-how: All confidential information, business information, technical knowledge and information, processes, computer programs, algorithms, methods, formulae, prototypes, trade secrets, materials, designs, drawings and data relating to the Business, and technology, compound, formulation, product or process, in all forms of media (including digital formats), including (i) pre-clinical and clinical research and data, data relating to pharmacology and toxicology, technical information and data relating to manufacture and use and all information contained in any issued patent or patent application, and other regulatory applications and approvals and (ii) sales materials (including analyses and strategies), competitive analyses, marketing materials (including analyses and strategies), advertising and promotional materials and supplier lists.

Laws: Any law, statute, code, ordinance, rule, regulation, order, judgment or decree promulgated by any Governmental Entity.

Liquidity Event:  A consolidation or merger of Company or a sale of all or substantially all of its assets or the closing of a firm commitment underwritten public offering of shares of common stock of Company for total gross offering proceeds of not less than $15,000,000.

Litigation Expense: Any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.

Loss: Any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than Litigation Expense.

Medical Foods:  Foods prescribed by a physician to manage a patient’s disease or health condition.

New Excluded IP:  all new Know-how and intellectual property created as a result of the collaboration by Repine and Oxis hereunder which, if commercially exploited, would not infringe and/or be covered by a claim being prosecuted in the Ergo Patent Application or would not infringe any other Existing IP covered by the Assignment.

New Included IP:  all new Know-how and intellectual property created as a result of the collaboration by Repine and Oxis hereunder (except for the New Excluded IP), including, without limitation, patents, patent applications, goodwill and know-how.

Nutraceutical Products:  Natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties.

Operating Agreement:  The Operating Agreement of the Company dated as of the date of the Closing between Oxis and Repine, the form of which is attached hereto as Exhibit C.

Oxis Milestone Shares:  As set forth in Section 3.3.

Person: An individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity or any other entity, wherever located or organized.

Pharmaceutical Product:  A drug or potential drug containing Ergo.

Pharmaceuticals:  Therapeutics and Diagnostics.

Phase I Clinical Trial:  A human clinical trial in any country conducted by the Company to initially evaluate the safety of a Pharmaceutical Product in human subjects or that would otherwise satisfy the requirements of 21 CFR 312.21(a) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

Phase II Clinical Trial:  A human clinical trial in any country conducted by the Company to initially evaluate the effectiveness of a Pharmaceutical Product in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

Phase III Clinical Trial:  The first patient dosed in a pivotal human clinical trial in any country conducted by the Company the results of which could be used to establish safety and efficacy of a Pharmaceutical Product as a basis for approval of an NDA for such Pharmaceutical Product or a Combination Product or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

Stage 1:  Formation of the Company, assignment of the Ergo Patent Application by Repine to the Company and the issuance of the Closing Shares by Oxis to Repine.

Stage 2:  Animal studies of Ergo; first study of Ergo in hemorrhaged rats and second study of Ergo in large animals (most likely, pigs).

Stage 3:  Decision to proceed with human clinical studies of Ergo, either as Pharmaceutical Products, which would involve Clinical Trials, or as Dietary Supplements, Cosmeceutical Products, Nutraceutical Products and/or Medical Foods.

Stage 4:  Clinical Trials of Ergo (for Pharmaceuticals) or Human Use (for Dietary Supplements, Cosmeceutical Products, Nutraceutical Products or Medical Foods).

Stage 2 Large Animal Study Funding Shares: As set forth in Section 3.1.

Stage 2 Large Animal Study Completion Shares:  As set forth in Section 3.3.

Stage 2 Rat Study Funding Shares:  As set forth in Section 3.1.

Stage 2 Rat Study Completion Shares:  As set forth in Section 3.2.

Therapeutics:  The use of drugs and the method of their administration in the treatment or prevention of disease and its precursors and related conditions.

Transactions: The transactions contemplated by this Agreement, the Assignment and the Operating Agreement.

1.2  Other Rules of Construction.  References in this Agreement to any gender shall include references to all genders.  Unless the context otherwise requires, references in the singular include references in the plural and vice versa.  References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.  The words “include”, “including” or “includes” shall be deemed to be followed by the phrase “without limitation” or the phrase “but not limited to” in all places where such words appear in this Agreement.  The phrases “have heretofore been provided” or “has provided” or similar words mean that one party has delivered such information to the other party.  This Agreement is the joint drafting product of Repine and Oxis and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

ARTICLE II

THE JOINT VENTURE; ISSUANCE OF MEMBERSHIP INTERESTS; OPERATING AGREEMENT

2.1  Formation of Company; Initial Activities.  The parties have formed the Company for the purpose of conducting the Business.  In connection with the formation of the Company, at the Closing Repine shall assign to the Company the Existing IP pursuant to the Assignment.  Repine represents and warrants that he has already obtained funding to conduct and complete the Stage 2 animal studies, and has provided to Oxis evidence confirming the status of such funding to its reasonable satisfaction.  Repine will be responsible for conducting the Stage 2 animal studies (at no cost to the Company or to Oxis) and, together with Adam Eilenberg (“Eilenberg”), for advising Oxis on the status of the development of the Company’s Business, all pursuant to the terms of the Consulting Agreement.  Oxis will be responsible for supplying Ergo to the Company (at no cost to the Company or to Repine) for the Stage 2 animal studies.  Oxis also will pay all IP prosecution and maintenance costs and the costs of filing any new patent applications for New Included IP through the completion of Stage 3 (“IP Costs”) and will also pay directly or reimburse Repine for any filing and related costs of establishing and maintaining the Company as a Delaware limited liability company as well as the costs of accounting and preparing appropriate tax returns and/or K-1 statements for the members of the Company (“Administrative Costs”).  Oxis shall also be responsible, though the completion of Stage 3, for paying the costs of all insurance obtained by the Company pursuant to Section 5.10 (“Insurance Costs”).

2.2  Issuance of Membership Interests.  In consideration for their respective contributions, at the Closing the Company will issue 6,000 membership interests (designated as “Shares”) to Oxis and 4,000 membership interests to Repine.  Such membership interests are also characterized as “Shares” of the Company, as provided in the Operating Agreement.  The Company acknowledges that Repine and Eilenberg have a separate agreement covering Eilenberg’s beneficial ownership of a portion of Repine’s Shares.  To the extent the Company will issue certificates representing the Shares, the Company will issue a certificate for a portion of Repine’s Shares in Eilenberg’s name, based upon written instructions from Repine.

2.3  The Operating Agreement.  The respective rights and obligations of Oxis and Repine relating to the Company, its management and operations, and their ownership and disposition of their Shares, will be governed by the provisions of the Operating Agreement.  To the extent there is any inconsistency between the provisions of this Agreement and the Operating Agreement, the provisions of this Agreement will govern.

2.4  The Closing.  The Closing (the “Closing”) will occur simultaneously with the execution of this Agreement.  At the Closing, (i) Repine shall execute and deliver the Assignment, (ii) the Company, Oxis and Repine each shall execute and deliver the Operating Agreement, and (iii) Oxis shall issue the Closing Shares and shall cause certificates representing the Closing Shares to be delivered, free of any restricted legends or other restrictions on transferability.

ARTICLE III
CONSULTING PAYMENTS TO REPINE

3.1  Stage 1 Milestone and Closing Shares.  In consideration for Repine serving as a consultant to Oxis in connection with the development of the Business, Oxis shall immediately issue to Repine the Closing Shares, consisting of $100,000 in value of shares of Oxis Common Stock (“the Initial Oxis Shares”), plus $50,000 in value for the Stage 2 Rat Study Funding Shares (the “the Stage 2 Rat Study Funding Shares”) and $100,000 in value for the Stage 2 Large Animal Study Funding Shares (the “Stage 2 large Animal Study Funding Shares”).  The aggregate number of Closing Shares shall equal that number of shares of Oxis’ Common Stock equal to (x) $250,000, divided by (y) the average closing stock price for such Common Stock for the five days immediately prior to June 28, 2011, the date of the Consulting Agreement.  The additional shares of Oxis common stock issuable to Repine pursuant to Sections 3.2, 3.3 and 3.4 shall also be in consideration of the consulting services being performed by him.  The issuance by Oxis of the Closing Shares will be covered by a current registration statement on Form S-8.

3.2  Stage 2 Milestone – First Study.  Upon the completion of the first Stage 2 animal study and Repine’s delivery to Oxis of a summary presentation of the findings of the study, Oxis shall issue to Repine that number of shares of its Common Stock equal to (x) $50,000, divided by (y) the average closing stock price for such Common Stock for the five trading days immediately prior to the date Repine notified Oxis and the Company of the completion of such animal study and presented a summary presentation of the findings of such study (the “Stage 2 Rat Study Completion Shares”).  The issuance by Oxis of the Stage 2 Rat Study Completion Shares will be covered by a current registration statement on Form S-8.

3.3  Stage 2 Milestone – Second Study.  Upon the completion of the second Stage 2 animal study and Repine’s delivery to Oxis of a summary presentation of the findings of the study, Oxis shall issue to Repine that number of shares of its Common Stock equal to (x) $100,000, divided by (y) the average closing stock price for such Common Stock for the five trading days immediately prior to the date Repine notified Oxis and the Company of the completion of such animal study and presented a summary presentation of the findings of such study (the “Stage 2 Large Animal Study Completion Shares”; together with the Closing Shares , the Stage 2 Rat Study Completion Shares, the “Oxis Milestone Shares”).  The issuance by Oxis of the Stage 2 Large Animal Completion Shares will be covered by a current registration statement on Form S-8.

3.4  Issuance of Additional Oxis Milestone Shares.  On each date that is six months following the date of issuance of any of the Oxis Milestone Shares (an “Adjustment Date”), if the market value of such Oxis Milestone Shares is less than $250,000 or $50,000 or $100,000, as applicable, Oxis shall issue to Repine that number of additional unregistered shares of Oxis Common Stock (“Additional Oxis Milestone Shares”) such that the sum of the value of (x) the relevant Oxis Milestone Shares, based on the closing price of Oxis’common stock on the relevant Adjustment Date, and (y) the value of the Additional Oxis Milestone Shares to be issued, will equal $250,000, $50,000 or $100,000, as applicable.  The number of Additional Oxis Milestone Shares to be issued will equal (i) the dollar amount by which the market value of the relevant Oxis Milestone Shares is less than $250,000, $50,000 or $100,000, as applicable, on the Adjustment Date, divided by (ii) the average closing stock price for Oxis’ Common Stock for the five days immediately prior to the Adjustment Date.  Notwithstanding the foregoing, no Additional Oxis Milestone Shares will be issued for any corresponding Oxis Milestone Shares that were sold by Repine  prior to the relevant Adjustment Date for such Oxis Milestone Shares, and the value of Additional Oxis Milestone Shares to be issued to make the adjustment required by this Section 3.4 will be adjusted accordingly on a pro rata basis.  For example, if Repine sold 20% of the Closing Shares prior to the Adjustment Date, the number of Additional Milestone Shares to be issued will be based on the sum of the value of (x) the remaining unsold Closing Shares, taking into account the closing price of

Oxis’common stock on such Adjustment Date, and (y) the value of the Additional Oxis Milestone Shares to be issued, which will equal 80% of $250,000, or $200,000.  The issuance by Oxis of the Additional Oxis Milestone Shares will be covered by a current registration statement on Form S-8.

3.5  Stage 4 Milestones – Pharmaceutical.  The Company (as opposed to Oxis) shall be responsible for paying the following cash amounts to Repine (subject to Repine directing the Company to pay a portion thereof to Eilenberg) upon the attainment of the following milestones:

(i)	Licensing the IP to a pharmaceutical company -- $1,000,000;
(ii)	Completion of Phase I Clinical Trial -- $250,000;
(iii)	Completion of Phase II Clinical Trial -- $1,000,000;
(iv)	Completion of pivotal Phase III Clinical Trial -- $1,500,000; and
(v)	Receipt of FDA Marketing approval -- $3,000,000.

3.6  Stage 4 Milestones – Nutraceutical.   The Company (as opposed to Oxis) shall be responsible for paying the following cash amounts to Repine (subject to Repine directing the Company to pay a portion thereof to Eilenberg) upon the attainment of the following milestones:

(i)	Licensing the IP to, or entering into a distribution agreement with, a nutraceutical or similar company -- $100,000; and
(ii)	Gross sales of products utilizing Ergo in the Field -- 5% of annual gross sales by the Company or any licensee or distributor (including Oxis).

ARTICLE IV
FUNDRAISING FOR THE COMPANY

4.1  Stage 3 Fundraising.  Following the successful completion of the Stage 2 animal studies, Oxis and Repine will make a joint decision whether or not to commence human clinical trials (in the case of Pharmaceuticals) and/or testing and distribution for human use (in the case of Dietary Supplements, Cosmeceutical Products, Nutraceutical Products and Medical Foods).  If the parties do not agree to proceed, this Agreement shall terminate and all IP of the Company shall be assigned to the party that elected to proceed.  If neither party elected to proceed, the IP shall continue to be held by the Company or otherwise disposed of by agreement of the parties.  If the parties elect to proceed, Oxis will be responsible in raising at least $3 million for the Company (from its own capital or from third parties), whether in the form of equity, debt, convertible debt or by means of funding from a new strategic partner, or any combination thereof.  Any equity (or securities convertible into equity) raised for the Company shall dilute Oxis and Repine equally up until the point that Repine’s equity interest, on an as-converted, fully diluted basis, is reduced to 10% of the Company, and after such point, Repine’s interest in the Company shall no longer be diluted without its permission.  If Oxis fails to raise such funding, Repine, in its sole discretion, may terminate this Agreement, and all IP of the Company shall be assigned to Repine.

4.2  Post Fundraising Expenses of the Company.  If the $3 million in financing referred to in Section 4.1 has been successfully raised and the Company continues operations into human trials (Stage 4), Oxis shall no longer be responsible for paying the IP Costs, the Insurance Costs or the Administrative Costs.  The parties shall negotiate in good faith a fair and appropriate price for the Ergo to be supplied to the Company by Oxis for ongoing research and development and clinical use.

ARTICLE V
OPERATIONS; EXCLUSIVITY

5.1  Management.  Following the Closing, the Company will initially be managed by Repine as Manager and as Chief Executive Officer, who will be responsible for establishing Company’s research and development activities for the Stage 2 animal studies; provided, however, that Repine shall only be responsible for conducting one rat study and one large animal study.  The Company’s offices initially will be in the Denver, Colorado area, with the specific location to be determined by Dr. Repine on behalf of the Company.  The parties recognize that while Dr. Repine shall devote the time necessary to the Business and the Company to advance the Stage 2 animal studies, his business and professional activities shall not be limited to that of the Company, particularly relating to his academic commitments to the University of Colorado and to his private medical practice, and that any obligations he has to the University of Colorado shall take priority to his obligations hereunder.  The officers of Company initially will be Dr. Repine, Chief Executive Officer and Treasurer, and Adam Eilenberg, Secretary.  Repine, in his discretion, may cause the Company to enter into agreements with research scientists and others relating to the Company’s use of data from their own separate research endeavors.  To the extent such data becomes Know-how, Repine may grant such third parties permission to use such Know-how for their own academic, research and non-commercial purposes if, in his reasonable belief, such use by them may be in the best interests of the Company.

5.2  Other Payments to Repine.  Apart from the issuance of the Oxis Milestone Shares and the Additional Oxis Milestone Shares to Repine as set forth in Article III, Repine shall not initially receive any payments or compensation from the Company, but the Board may elect in its discretion to establish an additional consulting or employment arrangement with Repine in the future and /or to pay bonus or other compensation to Repine following the successful completion of the Stage 2 animal studies or future Stage 4 milestones.

5.3  The Board; Creation of Company Scientific Advisory Board.  Following the Closing and until a Liquidity Event occurs, the Board will consist of five members, two of whom will be designees of Repine (initially Repine and Eilenberg), and three of whom will be designees of Oxis.  Decisions of the Board shall be made by a majority vote, except approval of Repine and Eilenberg will be required (i) to proceed with the first or second animal study of Stage 2, (ii) to proceed with the Clinical Trials or human use in Stage 4, (iii) to enter into any licensing arrangement or similar strategic partnering transaction involving the Company or its assets, (iv) the sale of all or substantially all of the Company or the Business, whether by means of merger, stock issuance or otherwise, (v) the admission of new members to the Company or the issuance of any Shares to any Person, (vi) the hiring of any senior management of the Company, (vii) the financing transaction identified in Section 4.1 hereof and (viii) payments to or compensation of any Board or Scientific Advisory Board members, consultants or employees, in the form or cash and/or equity securities of the Company .  The Board shall create a Scientific Advisory Board for Company, which will include Repine and others to be determined by the Chief Executive Officer or the Board.

5.4  Financing.  If the Company is proceeding with the Stage 3 financing, Repine will use his best efforts to assist Oxis in obtaining the required $3 million financing identified in Section 4.1 hereof.  The parties acknowledge that, following the Closing, apart from Repine’s assignment of the Existing IP pursuant to the Assignment and Oxis’ agreement hereunder to fund the IP Costs, the Insurance Costs and the Administrative Costs and to provide Ergo to the Company through the completion of the Stage 2 animal studies, neither party has any obligation to make any further investment in the Company or to loan money or otherwise provide any form of financial assistance to the Company.

5.5  Ownership of Intellectual Property; Confidentiality.  All Existing IP, which shall be assigned by Repine to the Company pursuant to the Assignment, and all New Included IP created as a result of the collaboration by Repine and Oxis hereunder (but not the New Excluded IP), shall be owned by the Company and will be maintained by the parties and their Affiliates in confidence during the term of this Agreement and for a period of three (3) years following the termination of this Agreement.  The IP may not be used by any party or its Affiliates without the prior approval of the Company, as determined by the disinterested members of the Board, except that each of Repine and Oxis, as well as their Affiliates, shall have a perpetual, non-exclusive, royalty free license to use the IP for research purposes.  The New Excluded IP will be owned by Repine personally and/or by the University of Colorado, other academic or research institutions or scientists who were responsible for the creation of such New Excluded IP, and neither the Company nor Oxis shall have any rights to the New Excluded IP.

5.6  Public Announcements.  Repine and Oxis shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with the other party and such other party’s review of and consent to any public announcement concerning this Agreement or the Transactions or any subsequent development relating to Company or the Business, issue any press release or make any public announcement with respect to the Transactions except such disclosures as may be required by Law.  Repine and Oxis shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party, provided, however, no party shall be prevented from making any disclosure required by Law at the time so required.  The parties intend that the initial announcement of the terms of this Agreement concurrently or shortly after the execution hereof shall be made by joint press release of Repine and Oxis, and Repine acknowledges that in Oxis’case, public disclosure of the execution of this Agreement may be required under applicable securities laws.

5.7  Accounting.  The Company shall keep written records and reports relating to the Transactions and the Business it conducts.  All of such financial records and reports promptly shall be made available to Repine and Oxis and their representatives. Oxis shall be responsible for paying the Administrative Costs until the $3 million in financing referred to in Section 4.1 has been successfully raised and the Company continues operations into human trials (Stage 4), at which point the Company will bear the Administrative Costs.

5.8  Inspection of Books and Records.  During the regular office hours of the Company, and upon reasonable notice to the Company, each of Repine and Oxis, shall have (a) full access to all properties, books of account and records of the Company and (b) the right to make copies from such books and records at his or its own expense.  Upon the request of either Repine or Oxis and on reasonable notice, Company shall permit, at the expense of the requesting party (Repine or Oxis, as the case may be), an independent certified public accountant reasonably acceptable to the Company and the requesting party, to have access during reasonable business hours to such records as may be necessary (a) to obtain any additional information and records as may be required to comply with financial reporting and disclosure requirements of such party or (b) to determine the correctness of any fee or payment statements and actual payments made under this Agreement.  Any information obtained by Repine or Oxis through the exercise of the rights granted under this Section 5.8 shall be kept confidential by the parties, except as otherwise required by Law.

5.9  Additional Assurances.   The parties shall and shall cause their Affiliates to take such additional actions and execute any such additional documents and instruments as may be reasonably necessary to effectuate the Transactions.

5.10  Liability Insurance.  The Company shall use reasonable commercial efforts to purchase and maintain in effect a policy of commercial, general product liability insurance to protect the Company, its officers, directors, employees and stockholders, from any liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys’ fees, arising out of any theory of liability and the death, personal injury or illness of any Person relating to their use of any other product of the Company, or resulting from their production, manufacture, sale, consumption or advertisement (collectively “Product Liability Claims”).  Oxis shall assist the Company in identifying and obtaining such insurance coverage and shall be responsible for paying Insurance Costs until the $3 million in financing referred to in Section 4.1 has been successfully raised and the Company continues operations into human trials (Stage 4), at which point the Company will bear the Insurance Costs.

5.11  Exclusivity.  During the term of this Agreement and for two years thereafter, Repine, Oxis, and their respective Affiliates, will not, outside of Company, directly or indirectly engage in the Business or (b) provide services to, or have any ownership interest in, any Person engaged in the Business.  Notwithstanding the foregoing, Repine shall not be restricted from any other academic or commercial activities relating to ARDS that do not involve Ergo, and the foregoing restrictions do not limit in any respect Dr. Repine’s non-commercial, research or academic activities or any of his other current responsibilities to the University of Colorado.  Additionally, Oxis shall not be prohibited from developing and marketing any Dietary Supplements, Cosmeceutical Products, Nutraceutical Products or Medical Foods containing Ergo that are not designed to treat or prevent ARDS.

5.12  Injunctive Relief.  Because of the unique nature of the joint venture created by this Agreement and the confidential information to be shared, each party understands and agrees that  Company and the other party will suffer irreparable harm in the event that such party fails to comply, or threatens not to comply, with any of its obligations under this Agreement, in particular its obligations under Sections 5.1 hereof, and acknowledges that monetary damages will be inadequate to compensate Company and the other party for such breach.  Accordingly, each party agrees that Company and the other party will, in addition to any other remedies available to it at law or in equity, be entitled to preliminary and permanent injunctive relief in the federal or state courts located in Denver, Colorado York (to which the parties consent to jurisdiction), and wherever else the parties can obtain jurisdiction, to enforce the terms of this Agreement.  Any such injunction shall be available without the requirement that the Company or such other party post any bond or other security and each party hereby consents to the issuance of any such injunction without the requirement of posting any bond.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1  By Repine.  Repine represents and warrants to Oxis that:

6.1.1 This Agreement, the Assignment, the Consulting Agreement and the Operating Agreement each is (or when executed and delivered, will be) a valid and binding obligation of Repine, enforceable against him in accordance with its respective terms.

6.1.2  Repine has all requisite power and authority to enter into this Agreement, the Assignment, the Consulting Agreement and the Operating Agreement and to perform all of its obligations hereunder and thereunder.

6.1.3  The execution, delivery and performance of this Agreement, the Assignment, the Consulting Agreement and the Operating Agreement by Repine and the consummation of the Transactions do not and will not constitute a breach by Repine of, or result in a Default under or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Repine is a party, or violate any provision of any Law to which Repine is subject.

6.1.4  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of Repine is required in connection with the execution or delivery by Repine of this Agreement,  the Assignment, the Consulting Agreement or the Operating Agreement or the consummation of the Transactions.

6.1.5  There are no actions, suits, proceedings, orders, grievance procedures or claims pending by or against or, to Repine’s knowledge, threatened against, or investigations involving Repine related to this Agreement, the Assignment, the Consulting Agreement or the Operating Agreement or the Transactions; and Repine is not subject to, or in Default of, any outstanding order, writ, injunction, judgment or decree of any Governmental Entity.

6.2  By Oxis.  Oxis represents and warrants to Repine that:

6.2.1  Oxis is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

6.2.2  This Agreement, the Consulting Agreement and the Operating Agreement each is (or when executed and delivered, will be) a valid and binding obligation of Oxis, enforceable against it in accordance with its respective terms.

6.2.3  Oxis has all requisite corporate power and authority to enter into this Agreement , the Consulting Agreement and the Operating Agreement and to perform all of its obligations hereunder, including without limitation to issue the Oxis Milestone Shares and the Additional Oxis Milestone Shares.  The Board of Directors of Oxis has duly authorized the execution and delivery of this Agreement, the Consulting Agreement and the Operating Agreement and the performance of the Transactions, including without limitation the issuance of the Oxis Milestone Shares and the Additional Oxis Milestone Shares.  No approval of the stockholders of Oxis is required with respect to the consummation of the Transactions, including without limitation the issuance of the Oxis Milestone Shares and the Additional Oxis Milestone Shares.   When issued in accordance with the provisions of this Agreement the Oxis Milestone Shares and the Additional Oxis Milestone shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock of Oxis.  The issuance by Oxis of the Oxis Milestone Shares and the Additional Oxis Milestone Shares will be covered under a currently effective registration statement on Form S-8.

6.2.4  The execution, delivery and performance of this Agreement, the Consulting Agreement and the Operating Agreement by Oxis and the consummation of the Transactions, including without limitation the issuance of the Oxis Milestone Shares and the Additional Oxis Milestone Shares, do not and will not (a) contravene any provision of the Certificate of Incorporation or By-Laws of Oxis; (b) constitute a breach by Oxis of, or result in a Default under or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Oxis is a party, or violate any provision of any Law to which Oxis is subject.

6.2.5  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of Oxis is required in connection with the execution or delivery by Oxis of this Agreement, the Consulting Agreement or the Operating Agreement or the consummation of the Transactions, including without limitation the issuance of the Oxis Milestone Shares and the Additional Oxis Milestone Shares.

6.2.6  There are no actions, suits, proceedings, orders, grievance procedures or claims pending by or against or, to Oxis’s knowledge, threatened against, or investigations involving Oxis related to this Agreement, the Consulting Agreement or the Operating Agreement or the Transactions, including without limitation the issuance of the Oxis Milestone Shares and the Additional Oxis Milestone Shares; and Oxis is not subject to, or in Default of, any outstanding order, writ, injunction, judgment or decree of any Governmental Entity.

6.2.7  Oxis is not currently engaged in any aspect of the Business and has not currently directly or indirectly invested in any Person that is currently engaged in any aspect of the Business.

6.3  Additional Representations by Repine with respect to Company.  Repine represents to Oxis that:

6.3.1  The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

6.3.2  This Agreement, the Consulting Agreement and the Operating Agreement each is (or when executed and delivered, will be) a valid and binding obligation of the Company, enforceable against it in accordance with its respective terms.

6.3.3  The Company has all requisite corporate power and authority to enter into this Agreement, the Consulting Agreement and the Operating Agreement and to perform all of its obligations hereunder and thereunder.  The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement, the Consulting Agreement and the Operating Agreement and the performance of the Transactions.

6.3.4  The execution, delivery and performance of this Agreement, the Consulting Agreement and the Operating Agreement by the Company and the consummation of the Transactions do not and will not (a) contravene any provision of the Certificate of Organization of the Company; (b) constitute a breach by the Company, or result in a Default under or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Company a party, or violate any provision of any Law to which the Company is subject.

6.3.5  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of the Company is required in connection with the execution or delivery by the Company of this Agreement, the Consulting Agreement or the Operating Agreement or the consummation of the Transactions.

6.3.6  There are no actions, suits, proceedings, orders, grievance procedures or claims pending by or against or, to the Company’s knowledge, threatened against, or investigations involving Company related to this Agreement, the Consulting Agreement or the Operating Agreement or the Transactions; and the Company is not subject to, or in Default of, any outstanding order, writ, injunction, judgment or decree of any Governmental Entity.

6.3.7  The Company has not commenced operations prior to the date of this Agreement.  Company has authorized membership interests of 10,000 Shares.  There currently are no Shares outstanding, or obligations to issue Shares or other ownership interests of the Company, other than the obligation hereunder to issue 6,000 Shares to Oxis and 4,000 Shares to Repine at the Closing.  Such shares, when issued in accordance with the provision of this Agreement, will be duly and validly issued, fully paid and non-assessable membership interests of the Company.  There are no currently outstanding convertible securities, options, warrants or other contractual rights of any Person to acquire any securities of the Company.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1  Survival of Representations, Warranties and Covenants.  The representations and warranties of the parties contained in this Agreement shall survive for two (2) years following the date of the Agreement.  In the event notice of any claim for indemnification under this Article VII shall have been given prior to midnight on the last day of the applicable survival period (the “Expiration Date”), the representations and warranties that are the subject of such indemnification claim shall survive until the claim is finally resolved.  The covenants and agreements of the parties contained in this Agreement shall survive until fully performed.

7.2  Indemnification by Repine.  Repine shall indemnify and hold harmless Oxis and its Affiliates, and their respective employees, directors, agents and representatives, from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from any of the following:  (a) any misrepresentation or breach of warranty of Repine contained in this Agreement or (b) the failure of Repine to perform his covenants contained in this Agreement.

7.3  Indemnification by Oxis.  Oxis shall indemnify and hold harmless Repine and his Affiliates, and their respective members, employees, directors, agents and representatives, from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of or arising from any of the following:  (a) any misrepresentation or breach of warranty of Oxis contained in this Agreement, (b) the failure of Oxis to perform its covenants contained in this Agreement.

7.4  Procedure.  Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim (“Claim”) which may result in a Loss, and prior to the Expiration Date, the Person seeking indemnity under this Article VII (the “Indemnitee”) shall give written notice thereof to the party from whom indemnity is sought (the “Indemnitor”).  The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim, through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee’s attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one firm), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in the defense of all Claims.  In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so.  In the event that the Indemnitor, after written notice from Indemnitee, fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor, provided that no settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor unless Indemnitee waives any right to indemnification therefor.  The Indemnitor may settle or compromise the entry of any judgment (a) which includes the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (b) which would not adversely affect the right of Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses.

7.5  Exclusive Remedy.  The exclusive remedies for any breach of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Article VII, and each party expressly waives any other rights or remedies it may have, provided, however, that equitable relief, including the remedies of specific performance and injunction, shall be available with respect to the breach of any covenant to be performed hereunder.

ARTICLE VIII
TERMINATION

8.1           Events of Termination.  This Agreement may be terminated with no further action by Repine or Oxis by written notice of termination only as follows:

8.1.1	Mutual Consent. By mutual written consent of Repine and Oxis;

8.1.2           By Oxis.  Provided that Oxis or its Affiliates has not (a) misstated in a material respect any representation, or (b) breached in a material respect any covenant, undertaking or restriction contained herein and which breach shall not have been cured within five (5) business days following receipt by Oxis party of notice of such breach, Oxis may terminate this Agreement on thirty (30) days’ prior written notice in the event that:

(i)
Repine has misstated in a material respect any representation or breached in any material respect any covenant, undertaking or restriction contained herein and which breach shall not have been cured within five (5) business days following receipt by Repine of notice of such breach;

(ii)
the first animal study for Stage 2 (hemorrhaged rats) shall not have been completed and an initial summary report shall not have been delivered to the Company by the second anniversary of the Closing, other than as a result of Oxis’ failure to provide Ergo as is required by this Agreement;

(iii)
the second animal study for Stage 2 (large animal, most likely pigs) shall not have been completed and an initial summary report shall not have been delivered to the Company by the fourth anniversary of the date of the Closing , other than as a result of Oxis’ failure to provide Ergo as is required by this Agreement.

8.1.3           By Repine.  Provided that Repine or his Affiliates has not (a) misstated in a material respect any representation, or (b) breached in a material respect any covenant, undertaking or restriction contained herein and which breach shall not have been cured within five (5) business days following receipt by Repine of notice of such breach, Repine may terminate this Agreement on thirty (30) days’ prior written notice in the event that:

(i)	if Oxis fails to pay or reimburse the Company for IP expenses, as provided by this Agreement;

(ii)	fails to provide reasonable amounts of Ergo for the either of the Stage 2 animal studies, as is required by this Agreement;

(iii)	fails to issue any of the Oxis Milestone Shares or Additional Oxis Milestone Shares to Repine (or its designees) pursuant to Section 3 hereof in a timely manner; or

(iv)
fails to raise the financing required in Section 4.1, following the agreement by Repine and Oxis to proceed with such financing, within 6 months after the successful completion of the Stage 2 large animal trial.

8.2           Consequences of Termination.  Upon termination of this Agreement pursuant to Section 8.1.1, the parties shall determine in good faith how to dispose of the existing IP of the Company.  Upon termination of this Agreement by Oxis pursuant to Section 8.1.2, all IP of the Company shall be transferred to Oxis.  Upon termination of this Agreement by Repine pursuant to Section 8.1.3, all IP of the Company shall be transferred to Repine.  Any termination of this Agreement shall be without any liability on the part of any of the parties, their Affiliates and their respective directors, officers or stockholders in respect of this Agreement, except for any breach of the Agreement by a party, and the termination by the other party shall be without prejudice to its rights to recover damages for any such breach by the breaching party (subject to the provisions of Section 7.5).

8.3           Limitations on Termination Rights.  Oxis shall not have any right to terminate this Agreement pursuant to Sections 8.1.2 following the completion of the Stage 2 animal studies and the decision of the parties during Stage 3 to proceed with Stage 4 human trials or use.  Repine shall not have any right to terminate this Agreement pursuant to Sections 8.1.3 following the successful completion of the $3 million financing for the Company referred to in Section 4.1.

ARTICLE IX
MISCELLANEOUS

9.1  Headings and References.  The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.  Any reference in this Agreement to an Article or Section, unless it clearly refers to another instrument, means the specified Article or Section of this Agreement.

9.2  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

9.3  Expenses.  Except as otherwise expressly provided herein, each of Repine and Oxis shall be responsible for his and its own expenses in connection with the negotiation and preparation of the Agreement.

9.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given to the Person if delivered personally, buy fax or upon sending a copy thereof by first class or express mail, postage prepaid, or by Federal Express or other recognized overnight courier, charges prepaid, to such party’s address (or to such party’s telecopier):

If to Repine, to:

John E. Repine, M.D. Inc.
70 Cherry Hills Farm Drive
Englewood, CO 80113
Fax:

With a copy to:

Eilenberg & Krause LLP
11 East 44th Street, 19th Floor
New York, NY 10017
Attention: Adam Eilenberg, Esq.
Fax: 212-986-2399

If to Oxis, to:

Oxis International, Inc.
468 N. Camden Dr., 2nd Floor
Beverly Hills, CA 90210
Attention:
Fax:

With a copy to:

_________
_________
_________

Fax:

If to the Company, to:
both Oxis and Repine at the addresses set forth above

or to such other Person or address as any of the foregoing may have designated for that purpose by notice to the others.

9.5  Waiver; Consents.  The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement.  Any consent granted pursuant to this Agreement shall be in writing, executed by the person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

9.6  Assignment.  This Agreement shall not be assigned by any party without the prior written consent of the other party.  Any attempted assignment in contravention with the foregoing shall be void.  This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.

9.7  Governing Law.  This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and construed in accordance with, the substantive and procedural laws of the State of Colorado, without reference to its principles of conflict of laws.

9.8  Parties in Interest.  This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.  Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated by this Agreement except as expressly provided in Article VII.

9.9  Dispute Resolution.

9.9.1
Management Meeting.  In the event that Repine and Oxis are unable, after exercising good faith efforts, to reach agreement on any disputes, questions or claims relating to this Agreement (the “Dispute”), then upon written notice to the other, the Dispute shall be referred to Repine and the Chief Executive Officer of Oxis, or other members of senior management of Oxis, each with full authority to settle the Dispute.  Such designees shall meet within fifteen (15) Business Days of receipt of such notice and use good faith efforts to reach agreement on the Dispute.  If either such designee intends to be accompanied at the meeting by counsel, the other shall be given at least five (5) business days notice of such intention and may also be accompanied by counsel.  All negotiations pursuant to this Subsection 9.9.1 shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.  In the event that the designees are unable to reach agreement on the Dispute within fifteen (15) business days following the meeting, either party may by notice to the other party submit the Dispute to arbitration in accordance with the provisions below.

9.9.2
Arbitration.  The Dispute shall be finally settled by arbitration by three arbitrators who shall be impartial and disinterested individuals who do not have a direct or indirect interest in either Repine or Oxis or the subject matter of the arbitration.  The parties agree that notices served in the manner provided herein shall be valid for such arbitration. Any such arbitration shall be conducted in English and shall be held in Denver, Colorado.  The arbitrators shall apply the substantive law that the Parties have chosen as the governing law pursuant to Section 9.7 hereof.

9.9.3
Arbitration Panel.  Within fifteen (15) business days after the receipt of the notice provided for in Subsection 9.9.1 of this Agreement, Repine and Oxis each shall appoint an independent expert, knowledgeable in the field of the Dispute, to serve on the arbitration panel.  The two independent experts so appointed by the parties shall, within fifteen (15) business days thereafter, appoint a neutral third independent expert, knowledgeable in the field of the Dispute.  Such neutral third independent expert shall serve as the chairperson of the arbitration panel.  Each of the members of the arbitration panel shall be required to sign a confidentiality agreement, acceptable in form to both parties, with respect to any information provided by either party during the arbitration procedure.

9.9.4
Statement.  Within fifteen (15) business days after the chairperson of the arbitration panel is appointed, Repine and Oxis each shall submit, to each member of the arbitration panel and to the other party, a written statement setting forth the relevant facts with respect to the Dispute in reasonable detail and arguments and documentation supporting such party’s position with respect to the resolution of the Dispute.

9.9.5
Decision.  Pending the issuance of the arbitrators’ decision, Repine and Oxis shall continue to operate under the Agreement as it existed on the date the Dispute notice was given; provided, however, that the arbitrators’ decision shall be retroactive to such date. The parties hereby exclude any right of appeal to any court on the merits of the Dispute. Judgment on the award may be entered in any court having jurisdiction over the award or any of the Parties or their assets.  The award may grant any relief appropriate under the applicable law, including without limitation declaratory relief and/or specific performance.

9.9.6
Costs.  Repine and Oxis each shall bear his or its own costs incurred in connection with the arbitration (including without limitation the fees and expenses of attorneys and experts, the travel and other expenses of witnesses, as well as the fees and expenses in any collateral actions, such as actions for enforcement), provided, however, that the nonprevailing party shall bear the fees, costs and expenses of the arbitration panel.

9.10  Conflict of Interest Waiver; Counsel.  The parties acknowledge that Eilenberg and EK are representing Repine in connection with this Agreement, the Assignment, the Consulting Agreement and the Operating Agreement and the Transactions.  Oxis and the Company each acknowledges and agrees that it is in their respective and mutual interests to have Eilenberg and his law firm EK provide legal services to the Company going forward.  Oxis and Repine have each agreed to waive any conflict of interest arising out of Eilenberg’s and EK’s prior engagements, and that each party will not object to the representation of the Company by Eilenberg and EK.  Additionally, Oxis and Repine each acknowledges the following:  (i)  Although the interests of Oxis and Repine in this joint venture are generally consistent, differences may exist or become evident during the course of the transaction; (ii) Eilenberg and EK in the past separately have represented both Repine, on the one hand, and Oxis, on the other hand; (iii) Eilenberg has a separate with Repine regarding his beneficial interest in Repine’s interest in this Agreement, and neither Mr. Eilenberg nor EK will be representing the interests of Oxis or in connection with this Agreement, the Assignment, the Consulting Agreement or the Operating Agreement; and (iv) any legal services to be provided to the Company by EK after the execution and delivery of this Agreement, the Assignment, the Consulting Agreement and the Operating Agreement and the consummation of the Transactions (including, but not limited to, the negotiation of any strategic partnering agreement on behalf of the Company with a pharmaceutical company) will be provided at its customary billing rates for so long as the Board of Directors of the Company wishes to retain and used the services of EK and/or Eilenberg for the Business.  Oxis each further acknowledges and agrees that it has had an opportunity to retain its own counsel, other than EK, in connection with the negotiation, preparation and review of this Agreement, the Assignment, the Consulting Agreement and the Operating Agreement and the Transactions.

9.11  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

9.12  Entire Agreement; Amendments.  This Agreement, and the exhibits hereto, constitutes the entire understanding among the parties hereto with respect to the subject matter contained herein and therein and supersede any prior understandings and agreements among them respecting such subject matter.  This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by Repine, Oxis and the Company.  Each of Repine and Oxis recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.

_____________________
John E. Repine, M.D.

OXIS INTERNATIONAL, INC.

By:_____________________________
Name:
Title:

ERGO ARDS, LLC

By:_____________________________
Name:  John E. Repine, M.D.
Title:  Chief Executive Officer